EXHIBIT 99

FOR IMMEDIATE RELEASE

Contacts: Louis Adams/Chris Barnes, Media Relations            Lynn Schweinfurth, Investor Relations
                 (972) 770-4967/(972) 770-4959                                 (972) 770-7228

DALLAS (Jan. 3, 2005)  Brinker International (NYSE: EAT) has named Jean Birch president of Romano's Macaroni Grill.  Birch succeeds John Miller who resigned the position today.

Birch joined Brinker in 2003 as president of the company's Corner Bakery Cafe concept after 12 years with YUM Brands where she held various positions including Vice President of Operations for Taco Bell and Senior Director of Concept Development for Pizza Hut.  Birch has also served as National Leadership Conference Chair of the Women's Foodservice Forum.

"Jean's operations knowledge and experience have helped Corner Bakery Cafe set a solid foundation for the future," said Todd Diener, Brinker's Chief Operating Officer.  "As Macaroni Grill continues to grow and solidify its position in the casual Italian segment, her leadership style will be a tremendous asset for the brand and our company as a whole."

John Miller, who had served as president of the brand since 1997, held several leadership positions with Brinker during his 17-year career including president of On The Border Mexican Grill & Cantina.

"Under John's leadership, Macaroni Grill established itself as one of the country's favorite restaurants," said Diener.  "He was dedicated to not only serving the guests in our restaurants, but instilling a culture of quality service, culinary excellence and community involvement for the employees on his team.  We wish him continued success."

Brinker has also named John Reale Chief Operating Officer for Macaroni Grill.  He previously served as Regional Vice President for the concept's Western U.S. operations.  With more than 27 years of restaurant experience, Reale has held positions with Carlson Restaurants as Vice President of International Business and Ground Round as Regional Director of Operations.

Romano's Macaroni Grill, which operates more than 220 restaurants in 40 states and five countries, is part of Brinker International.  Based in Dallas, Brinker owns, operates, franchises, or is involved in the ownership of more than 1,500 restaurants in 24 countries. Other Brinker brands include Chili's Grill & Bar, On The Border Mexican Grill & Cantina, Maggiano's Little Italy, Corner Bakery Cafe, Big Bowl Asian Kitchen, and Rockfish Seafood Grill.